UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549

                                    FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): November 1, 2002


                      HALLMARK FINANCIAL SERVICES, INC.
                      ---------------------------------
            (Exact name of registrant as specified in its charter)


        Nevada                     0-16090                   87-0447375
  -----------------             ------------           -------------------
   (State or other              (Commission               (IRS Employer
     jurisdiction               File Number)           Identification No.)
  of incorporation)


     14651 Dallas Parkway, Suite 900, Dallas, Texas           75254
     ----------------------------------------------        ----------
        (Address of principal executive offices)           (Zip Code)


     Registrant's telephone number, including area code:  (972) 404-1637


                                Not Applicable
        (Former name or former address, if changed since last report.)

 Item 2. Acquisition or Disposition of Assets.

      On November 1, 2002, the Registrant purchased all of the right, title and interest of LaSalle Bank National Association ("LaSalle") in and to a promissory note (the "Millers Note") payable to LaSalle by Millers American Group, Inc. ("Millers"), together with all related loan documentation and collateral, for a cash purchase price of $6.5 million. The purchase price of the Millers Note was determined by arm's-length negotiations between the Registrant and LaSalle. There is no material relationship between LaSalle and the Registrant or any of its affiliates, any director or officer of the Registrant, or any associate of any such director or officer.

      At the time of such acquisition, the Millers Note was in default and had an outstanding balance of approximately $15.07 million, consisting of a $14.85 million principal balance and approximately $220,000 in unpaid interest. The Millers Note is guaranteed by Trilogy Holdings, Inc. ("Trilogy"), a wholly-owned subsidiary of Millers, and is secured by all of the issued and outstanding capital stock of Millers Insurance Company ("MIC"), a Texas-based property and casualty insurance carrier, and Phoenix Indemnity Insurance Company ("Phoenix"), an Arizona-based property and casualty insurance carrier, each of which is a wholly-owned subsidiary of Trilogy.

      Newcastle Partners, L.P. ("Newcastle"), an affiliate of Mark E. Schwarz, Chairman of the Board of Registrant, provided a $9.0 million interim financing facility to Registrant for the purchase of the Millers Note and the consummation of certain proposed transactions being negotiated with Millers. The Registrant intends to repay the bridge loan with the proceeds from a rights offering to its shareholders. However, there can be no assurance that the contemplated rights offering will be completed in a timely manner or will provide sufficient net proceeds to fully repay the loan from Newcastle.


 Item 5. Other Events and Regulation FD Disclosure

      In lieu of immediate foreclosure of the collateral securing the Millers Note, the Registrant has negotiated with Millers to accept all of the outstanding capital stock of Phoenix in satisfaction of $7.0 million of the outstanding balance of the Millers Note. The proposed exchange is contingent on execution of a mutually acceptable definitive agreement and regulatory approval of the Registrant's Form A application for change of control previously filed with the Arizona Department of Insurance. If consummated, the proposed transaction would result in Phoenix becoming a wholly-owned subsidiary of the Registrant. However, there can be no assurance that the proposed transaction will be completed.

      The Registrant has also negotiated with Millers to acquire for cash and the assumption of certain debt all of the issued and outstanding capital stock of Effective Litigation Management, Inc. ("ELM") and Financial and Accounting Resources, Inc. ("FAR"), each a wholly-owned subsidiary of Millers with no prior operations, as well as all of the issued and outstanding capital stock of Millers General Agency ("MGA"), a wholly-owned subsidiary of MIC which is a Texas-based managing general agency, and certain contracts and fixed assets of MIC. Upon consummation of the proposed acquisitions, the newly acquired subsidiaries of the Registrant would employ all MIC personnel and provide fee-based claims and financial administrative services to MIC. Consummation of these proposed transactions are also contingent on execution of mutually acceptable definitive agreements and obtaining required regulatory approvals. Therefore, there can be no assurance that the proposed transactions will be consummated.

      The Registrant intends to continue to hold the capital stock of MIC as collateral for the remaining balance of the Millers Note while the parties evaluate the recapitalization or reorganization of MIC. There can be no assurance that MIC will ever be recapitalized or reorganized, that the Registrant will otherwise foreclose on such collateral or successfully enforce its guaranty against Trilogy, or that the remaining balance of the Millers Note will ever be paid.

 Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

 (c)            Exhibits.

           2 Loan Purchase and Sale Agreement dated November 1, 2002, between Hallmark Financial Services, Inc. and LaSalle Bank National Association

           4 Promissory Note dated November 1, 2002, for $9,000,000 payable by Hallmark Financial Services, Inc. to Newcastle Partners, L.P.

                            SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               HALLMARK FINANCIAL SERVICES, INC.




 Date:  November 8, 2002       By: /s/ Linda H. Sleeper
                               -------------------------------
                               Linda H. Sleeper, Its President